UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PDI, INC.
(Name of Registrant as Specified in Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the registrant)

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                            Michael J. Marquard
                            Chief Executive Officer

April 30, 2007

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of PDI, Inc. (“PDI” or the “Company”) to be held on June 5, 2007, at 4:00 p.m., Eastern time, at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495.

At this meeting, you will be asked to elect three directors, to ratify the selection of the Company’s independent registered public accounting firm for fiscal 2007 and to transact such other business as may properly come before the meeting. The accompanying Notice of Meeting and Proxy Statement describe these proposals. We urge you to read this information carefully.

Your Board of Directors unanimously believes that the election of its nominees for directors and the ratification of its selection of Ernst & Young LLP as the Company’s independent registered public accounting firm are in the best interests of PDI and its stockholders, and, accordingly, recommends a vote FOR the election of the nominees for director and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.

Thank you.

Sincerely,

Michael J. Marquard
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 5, 2007
________________________

To the Stockholders of PDI, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PDI, Inc. (the “Company”) will be held at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495 on June 5, 2007 at 4:00 p.m., Eastern time, for the following purposes:

1. To elect three Class I directors of the Company, each to serve for a term of three years.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Only the stockholders of record at the close of business on April 20, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By order of the Board of Directors,

Kerry Skolkin
Vice President,
Associate General Counsel and Corporate Secretary

Dated: April 30, 2007

PROXY STATEMENT

_______________________

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of PDI, Inc., a Delaware corporation (the “Company” or “PDI”, “we”, “us” or “our”), of proxies in the form enclosed for the Annual Meeting of Stockholders to be held at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495 on June 5, 2007 at 4:00 p.m., Eastern time, and for any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business which will come before the meeting. This Proxy Statement will be mailed to stockholders on or about May 2, 2007.

Record Date and Quorum

Stockholders of record at the close of business on April 20, 2007 are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 14,178,459 shares of common stock of the Company outstanding. Each share of common stock outstanding on the record date is entitled to one vote on each matter presented for action at the meeting. Shares of common stock were the only voting securities of the Company outstanding on the record date. A quorum will be present at the Annual Meeting if a majority of the shares of common stock outstanding on the record date are present at the meeting in person or by proxy.

Voting of Proxies

The persons acting as proxies pursuant to the enclosed proxy will vote the shares represented as directed in the signed proxy. Unless otherwise directed in the proxy, the proxyholders will vote the shares represented by the proxy: (i) for election of the three Class I director nominees named in this Proxy Statement; (ii) for ratification of the appointment of Ernst & Young LLP (“E&Y”) as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2007; and (iii) in the proxyholders’ discretion, on any other business that may come properly before the meeting and any adjournments or postponements of the meeting.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Under the Company’s bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting, and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions or non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal.

Voting Requirements

Election of Directors. The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Ratification of the Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast for or against the matter by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm. An abstention from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

Revocability of Proxy

A stockholder who has signed and returned the enclosed proxy may revoke it at any time before it is voted by (i) submitting to the Company a properly executed proxy bearing a later date, (ii) submitting to the Company a written revocation of the proxy or (iii) voting in person at the Annual Meeting.

Expenses of Solicitation

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of PDI or by an outside firm telephonically, electronically or by other means of communication. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members and is divided into three classes, with three directors in each of Classes I, II and III. Directors serve for three-year terms with one class of directors being elected by the Company’s stockholders at each annual meeting.

At the Annual Meeting, three Class I directors will be elected to serve until the annual meeting of stockholders in 2010 and until each director’s successor is elected and qualified. John P. Dugan, Dr. Joseph T. Curti and Stephen J. Sullivan are the nominees for re-election as the Class I directors. All of the nominees have been approved, recommended and nominated for re-election to the Board of Directors by the Nominating and Corporate Governance Committee (the “Nominating Committee”) and by the Board of Directors. The accompanying proxy will be voted for the election of John P. Dugan, Dr. Joseph T. Curti and Stephen J. Sullivan as directors, unless the proxy contains instructions otherwise. Management has no reason to believe that Mr. Dugan, Dr. Curti or Mr. Sullivan will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

The Board of Directors Recommends a
Vote FOR the Election of the Foregoing Nominees and
Proxies That Are Returned Will Be So Voted
Unless Otherwise Instructed.

Set forth below is information regarding the nominees for election as Class I directors and all other members of the Board of Directors who will continue in office.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS
TERM EXPIRING 2010

John P. Dugan, age 71. Mr. Dugan is our founder, Chairman of the Board of Directors and Director of Strategic Planning. He served as our president from inception until January 1995 and as our chief executive officer from inception until November 1997. In 1972, Mr. Dugan founded Dugan Communications, a medical advertising agency that later became known as Dugan Farley Communications Associates Inc. and served as its president until 1990. We were a wholly-owned subsidiary of Dugan Farley in 1990 when Mr. Dugan became our sole stockholder. Mr. Dugan was a founder and served as the president of the Medical Advertising Agency Association from 1983 to 1984. Mr. Dugan also served on the board of directors of the Pharmaceutical

Advertising Council (now known as the Healthcare Marketing Communications Council, Inc.) and was its president from 1985 to 1986. Mr. Dugan received an M.B.A. from Boston University in 1964.

Dr. Joseph T. Curti, age 69. Dr. Curti became a director in August 2003. Dr. Curti was president and chief executive officer of Ferring Pharmaceuticals in Tarrytown, New York from 1995 to 1998. He previously held the position of president and chief executive officer of Neurochem, Inc. in Kingston, Ontario and president of North American Operations of Searle in Skokie, Illinois. He spent 19 years at Pfizer in a number of senior positions, both domestically and internationally, directing clinical drug development, drug regulatory, licensing and marketing activities. He is currently a member of the board of trustees and executive committee of Morehouse School of Medicine in Atlanta, Georgia. Dr. Curti received a B.S. from St. Joseph’s University in Philadelphia in 1959 and an M.D. from Thomas Jefferson University in Philadelphia in 1963.

Stephen J. Sullivan, age 60. Mr. Sullivan became a director in September 2004. Mr. Sullivan is president and chief executive officer of Harlan Sprague Dawley, Inc., a privately held global provider of preclinical research tools and services. Prior to joining Harlan in 2006, Mr. Sullivan was a senior vice president of Covance, Inc. and the president of Covance Central Laboratories, Inc., a major division of Covance. Prior to joining Covance, Mr. Sullivan was chairman and chief executive officer of Xenometrix, Inc., a biotechnology company with proprietary gene expression technology. He successfully merged Xenometrix with Discovery Partners International. Prior to his work with Xenometrix, Mr. Sullivan was vice president and general manager of a global diagnostic sector of Abbott Laboratories. Mr. Sullivan graduated from the University of Dayton, was a commissioned officer in the Marine Corps, and completed his M.B.A. in Marketing and Finance at Rutgers University.

INCUMBENT CLASS III DIRECTORS
TERM EXPIRING 2008

John Federspiel, age 52. Mr. Federspiel has been a director since October 2001. Mr. Federspiel is president of Hudson Valley Hospital Center, a 128 bed, short-term, acute care, not-for-profit hospital in Westchester County, New York. Prior to joining Hudson Valley Hospital in 1987, Mr. Federspiel spent an additional 10 years in health administration, during which he held a variety of executive leadership positions. Mr. Federspiel has served as an appointed Member of the State Hospital Review and Planning Council, and has served as chairman of the Northern Metropolitan Hospital Association, as well as other affiliations. Mr. Federspiel received a B.S. degree from Ohio State University in 1975 and an M.B.A. from Temple University in 1977.

Jack E. Stover, age 54. Mr. Stover has been a director since August 2005. Mr. Stover joined Antares Pharma in July 2004 as president and chief operating officer, and in August 2004 he was named chief executive officer, president and director. Mr. Stover is also a member of the board of directors of Arbios Systems Inc. Mr. Stover was previously executive vice president and chief financial officer of Sicor, Inc., a publicly held injectable pharmaceutical company, which was acquired by Teva Pharmaceutical Industries. Prior to that, Mr. Stover was executive vice president and director of a proprietary women’s pharmaceutical company, Gynetics, Inc., and before Gynetics, he was senior vice president and director of B. Braun Medical, Inc., a private global medical device and pharmaceutical company. For more than five years, Mr. Stover was a partner with PricewaterhouseCoopers, working in their bioscience industry division in New Jersey. Mr. Stover received his B.A. in Accounting from Lehigh University and is a Certified Public Accountant.

Jan Martens Vecsi, age 63. Ms. Vecsi has been a director since May 1998. Ms. Vecsi is the sister-in-law of John P. Dugan, our chairman. Ms. Vecsi was employed by Citibank, N.A. from 1967 to 1996 when she retired. Starting in 1984, she served as the senior human resources officer and vice president of the Citibank Private Bank. Ms. Vecsi received a B.A. in Psychology and Elementary Education from Immaculata College in 1965.

INCUMBENT CLASS II DIRECTORS
TERM EXPIRING 2009

Michael J. Marquard, age 58. Mr. Marquard has been a director and our chief executive officer since May 2006. Prior to joining PDI, Mr. Marquard was vice president of Mylan Laboratories Inc. and president of Mylan's branded subsidiary, Mylan Bertek Pharmaceuticals Inc. since July 2004. Mr. Marquard joined Mylan from Wyeth, where he was the senior vice president of U.S. Sales since 1996, and a member of the U.S. management team and Wyeth's Pharmaceutical business unit’s global leadership team. From 1973 to 1995, Mr. Marquard held a variety of positions at American Cyanamid Company, a business that eventually merged with Wyeth. His positions at American Cyanamid included: vice president and general manager, Lederle Pharmaceuticals; vice president and general manager, Lederle Oncology; and vice president, sales, Lederle Laboratories. Mr. Marquard has an M.B.A. from the University of Indianapolis and a B.S. from Youngstown State University.

John M. Pietruski, age 74. Mr. Pietruski has been a director since May 1998. Since 1990, Mr. Pietruski has been the chairman of the board of Encysive Pharmaceuticals, Inc., a pharmaceutical research and development company. He is a retired chairman of the board and chief executive officer of Sterling Drug Inc., where he was employed from 1977 until his retirement in 1988. Mr. Pietruski is a member of the board of directors of Xylos Corporation and TrialCard Incorporated. Mr. Pietruski graduated Phi Beta Kappa with a B.S. in business administration with honors from Rutgers University in 1954.

Frank Ryan, age 67. Mr. Ryan has been a director since November 2002. Since June 2005, Mr. Ryan has also been a director of Digene Corporation. Mr. Ryan’s career includes a 38-year tenure with Johnson & Johnson. Mr. Ryan retired in 2001 as Johnson & Johnson’s company group chairman with responsibility for worldwide Ethicon franchises and Johnson & Johnson Canada. In addition, Mr. Ryan was a member of the Medical Devices and Diagnostics Operating Group and Leader for the Group in Process Excellence (Six Sigma) and IT. Throughout his years at Johnson & Johnson, Mr. Ryan held positions of increasing responsibility, including worldwide president of Chicopee, president of Johnson and Johnson Hospital Services Co. and president of Ethicon, Inc. Mr. Ryan received a B.S. degree in mechanical engineering from the Illinois Institute of Technology in 1965 and an M.B.A. from the University of Chicago Graduate School of Business in 1969.

Director Independence

Our Board of Directors has determined that Messrs. Pietruski, Ryan, Sullivan, Federspiel, Stover and Dr. Curti are independent within the meaning of the applicable rules of the Nasdaq Stock Market, Inc. (“Nasdaq”).

Corporate Governance

Our Guidelines on Corporate Governance, Code of Business Conduct and the charters for each committee of the Board of Directors can be found on our website at www.pdi-inc.com. We believe that we are in compliance with the relevant provisions of the Sarbanes-Oxley Act of 2002 and the corporate governance rules of Nasdaq.

Board of Directors Meetings and Committees

During the year ended December 31, 2006, the Board of Directors held nine meetings, the Audit Committee held 18 meetings, the Compensation and Management Development Committee (the “Compensation Committee”) held seven meetings, and the Nominating Committee held five meetings. Each committee member is a non-employee director of the Company who meets the independence requirements of Nasdaq and applicable law. Each of our incumbent directors attended at least 90% of the total number of Board of Directors meetings and committee meetings on which he or she served during 2006.

We adopted a policy encouraging our directors to attend annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at meetings of the Board of Directors. Eight of our directors attended our annual meeting held on June 6, 2006, either in person or telephonically.

Our Board of Directors has three standing committees, each of which is described below.

Audit Committee

The Audit Committee is currently composed of Mr. Stover (chairperson), Mr. Sullivan and Dr. Curti. The primary purposes of our Audit Committee are: (a) to assist the Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm and (iv) the performance of our internal audit function and independent registered public accounting firm; and (b) to prepare any report of the Audit Committee required by the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for inclusion in our annual proxy statement.

Our Board of Directors and the Nominating Committee have determined that each of the members of our Audit Committee is independent within the meaning of the rules of both Nasdaq and the SEC. No member of the Audit Committee is an officer of the Company or employed or affiliated with E&Y, nor has any member of the Audit Committee been an officer of the Company within the past three years. No member of the Audit Committee has any relationship with the Company that, in the opinion of the Board of Directors, would interfere with his independence from management and the Company. Each member of the Audit Committee is, in the judgment of the Board of Directors and the Nominating Committee, financially literate, and at least one member of the Audit Committee has accounting or related financial management experience. The Board of Directors and the Nominating Committee have determined that the chairperson of the Audit Committee, Mr. Stover, is an “audit committee financial expert,” as that term is defined in Item 407(d) of Regulation S-K, and all members of the Audit Committee are “independent” for purposes of Nasdaq listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”).

The Audit Committee and our Board of Directors have established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit Committee, which is described in the section of this Proxy Statement entitled “Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Non-Management Directors.”

Our Audit Committee Charter is posted and can be viewed on our website at www.pdi-inc.com.

Compensation and Management Development Committee

The Compensation Committee is currently comprised of Messrs. Ryan (chairperson), Pietruski and Federspiel. Each member of our Compensation Committee is “independent” within the meaning of the rules of Nasdaq and as required by the Compensation Committee Charter. The primary purposes of our Compensation Committee are: (a) to establish and maintain executive compensation policies for the Company consistent with corporate objectives and stockholder interests; (b) to oversee the competency and qualifications of our senior management personnel and the provisions of senior management succession planning; and (c) to prepare a report required by the rules and regulations of the SEC for inclusion in our annual proxy statement. The Compensation Committee also administers our equity compensation plans. Additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation can be found in the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”

Our Compensation Committee Charter is posted and can be viewed on our website at www.pdi-inc.com.

Nominating and Corporate Governance Committee

The Nominating Committee is currently comprised of Messrs. Pietruski (chairperson), Federspiel and Sullivan and Dr. Curti. Each member of our Nominating Committee is “independent” within the meaning of the rules of Nasdaq and as required by the Nominating Committee charter. The primary purposes of the Nominating Committee are: (a) to select individuals qualified to serve as directors of the Company and on committees of the Board of Directors; (b) to advise the Board of Directors with respect to board composition, procedures and committees; (c) to advise the Board of Directors with respect to the corporate governance principles applicable to the Company; (d) to advise the Board of Directors with respect to director compensation issues; and (e) to oversee the evaluation of the Board of Directors. In identifying and recommending nominees for positions on the Board of Directors, the Nominating Committee places primary emphasis on (i) a candidate’s judgment, character, expertise, skills and knowledge useful to the oversight of our business; (ii) a candidate’s business or other relevant experience; and (iii) the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a Board of Directors that is effective, collegial and responsive to our needs. The Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the composition of the Board of Directors. Members of the Nominating Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Outside consultants have also been employed to help in identifying candidates. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the chairperson of the Nominating Committee enters into a discussion with that nominee candidate. Subsequently, the chairperson will discuss the qualifications of the candidate with the other members of the committee, and the Nominating Committee will then make a final recommendation with respect to that candidate to the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. The policy adopted by the Nominating Committee provides that nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for director for consideration by the Nominating Committee for election at our 2008 annual meeting of stockholders may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with the other information required by our bylaws, to Kerry Skolkin, Vice President, Associate General Counsel and Corporate Secretary at PDI, Inc., Saddle River Executive Centre, 1 Route 17 South, Saddle River, NJ 07458 between December 1, 2007 and December 21, 2007.

The Company’s Nomination Committee Charter is posted and can be viewed on the Company’s website at www.pdi-inc.com.

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Non-Management Directors

We have adopted policies on reporting of concerns regarding accounting and other matters and on communicating with our non-management directors. Any person, whether or not an employee, who has a concern about our conduct or the conduct of any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern by forwarding it in a sealed envelope to the chairperson of the Audit Committee, in care of our Corporate Secretary at PDI, Inc. Attn: Corporate Secretary, Saddle River Executive Centre, 1 Route 17 South, Saddle River, NJ 07458, such envelope to be labeled with a legend such as: “Anonymous Submission of Complaint or Concern.” All communication received will be relayed to the chairperson of each of our Audit Committee and Nominating Committee. The full text of our Policy on Reporting of Concerns Regarding Accounting and Other Matters is posted and can be viewed on our website at www.pdi-inc.com.

In addition, we are currently in the process of implementing a confidential and secure Internet and telephone based system to facilitate the confidential and anonymous reporting of concerns regarding accounting and other related matters. Upon implementation of this system, information relating to how any such concerns may be reported, including a toll-free hotline telephone number, will be posted on our website.

Compensation of Directors

Each of our non-employee directors receives an annual director's fee of $40,000, payable quarterly in arrears. In addition, the Chairperson of each of the Audit Committee, Compensation Committee and Nominating Committee receives an additional annual fee of $25,000, $15,000 and $5,000, respectively. Members of our Board of Directors may defer receipt of board and committee fees through participation in our Officer and Director Deferred Compensation Plan.

Prior to 2006, we provided non-employee directors with stock options on an annual basis. Our current practice with respect to equity awards to our non-employee directors is as follows: Upon initial appointment to the Board of Directors, each non-employee director receives approximately $60,000 in restricted stock which vests ratably over a three-year period. In addition, each non-employee director receives approximately $45,000 in restricted stock on the date of our annual meeting each year which vests ratably over a three-year period.

The following table presents information relating to total compensation for our non-employee directors for the year ended December 31, 2006. This table shows fiscal year 2006 compensation in accordance with the SEC’s compensation disclosure requirements. The value of equity awards is based on Financial Accounting Standards Board Statements of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments” (“FAS 123R”), as required by the SEC. As a result, this value may include amounts from awards granted in and prior to 2006, and not the amount actually paid to the director in 2006.

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	Total ($)
Joseph T. Curti	$ 40,000	$ 8,751	$ 21,840	$ 70,591
John C. Federspiel	40,000	8,751	21,840	70,591
John M. Pietruski	45,000	8,751	21,840	75,591
Frank J. Ryan	52,917	8,751	21,840	83,508
Stephen Sullivan	42,083	8,751	21,840	72,674
Jack Stover	62,917	8,751	36,635	108,303
Jan Vecsi	40,000	8,751	21,840	70,591

(1) Reports the amount recognized in accordance with FAS 123R in our consolidated financial statements for the year ended December 31, 2006 for restricted stock granted to each listed director in 2006. A discussion of the assumptions used in calculating these values are set forth in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2) Reports the amount recognized in accordance with FAS 123R in our consolidated financial statements for the year ended December 31, 2006 for options granted to each listed director in 2005. A discussion of the assumptions used in calculating these values are set forth in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of April 9, 2007, the number of shares of our common stock beneficially owned by each director, each executive officer included in the section of this Proxy Statement entitled “Summary Compensation Table” (each, a “named executive officer”), and by all directors and executive officers of the Company as a group. To the best of our knowledge, as of December 31, 2006, no person or group beneficially owned more than 5% of our common stock except as set forth in the table below. Except as otherwise indicated, (a) the persons listed below have sole voting and investment power with respect to all shares of common stock owned by them and (b) all information with respect to beneficial ownership has been furnished to us by the respective stockholder.

PRINCIPAL STOCKHOLDERS
Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding
Executive officers and directors:
John P. Dugan	4,869,878		34.4%
Michael J. Marquard	37,505		*
Jeffrey E. Smith	19,241		*
Steven K. Budd	193,857	(2)	1.4%
DeLisle Callender	23,117	(3)	*
Kevin Connolly	22,650		*
Stephen P. Cotugno	19,312		*
Larry Ellberger	37,500	(4)	*
Joseph T. Curti	28,247	(5)	*
John C. Federspiel	43,247	(6)	*
John M. Pietruski	61,497	(7)	*
Frank J. Ryan	35,747	(8)	*
Jack Stover	9,913	(9)	*
Stephen Sullivan	21,197	(10)	*
Jan Martens Vecsi	60,097	(7)(11)	*
All executive officers and directors as a group (12 persons)	5,235,267	(12)	36.9%
5% stockholders:
Heartland Advisors, Inc. (13)	1,969,500		13.9%
789 North Water Street
Milwaukee, WI 53202
Dimensional Fund Advisors LP (13)	1,247,876		8.8%
1299 Ocean Avenue
Santa Monica, CA 90401
Portfolio Logic, LLC. (13)	940,272		6.6%
600 New Hampshire Avenue NW 9th Floor
Washington, DC 20037

    * Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 9, 2007 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes options to purchase 144,526 shares of common stock.

(3) Includes options to purchase 16,815 shares of common stock.

(4) Includes options to purchase 32,500 shares of common stock.

(5) Includes options to purchase 25,000 shares of common stock.

(6) Includes options to purchase 40,000 shares of common stock.

(7) Includes options to purchase 56,250 shares of common stock.

(8) Includes options to purchase 32,500 shares of common stock.

(9) Includes options to purchase 6,666 shares of common stock.

(10) Includes options to purchase 17,500 shares of common stock.

(11) Includes 400 shares held in an irrevocable Trust Account for her son, John S. Vecsi, Jr. of which Ms. Vecsi is the trustee.

(12) Consists of all of our directors and the executive officers employed by us as of April 9, 2007. Includes options to purchase 438,007 shares of common stock.

(13) This information was derived from the Schedule 13G filed by the reporting person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To the best of our knowledge, based solely on review of the copies of such forms furnished to us, or written representations that no other forms were required, we believe that all Section 16(a) filing requirements applicable to ours officers, directors and greater than ten percent (10%) stockholders were complied with during the fiscal year ended December 31, 2006 with the following exceptions: (i) a Change in Beneficial Ownership on Form 4 was not timely filed for Messrs. Budd, Connolly and Cotugno and Ms. McCarthy relating to (a) the shares of restricted stock granted to each of them in February 2006 and (b) the shares of restricted stock and the stock-settled stock appreciation rights (“SARs”) granted to each of them in March 2006; and (ii) a Change in Beneficial Ownership on Form 4 was not timely filed for Mr. Stover relating to the shares of restricted stock granted to him in June 2006.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and principal position of the executive officers of the Company as of the date of this Proxy Statement:

Name	Age	Position
John P. Dugan	71	Chairman of the Board of Directors and Director of Strategic Planning
Michael J. Marquard	58	Chief Executive Officer
Jeffrey E. Smith	60	Executive Vice President, Chief Financial Officer and Treasurer
Nancy McCarthy	50	Executive Vice President, Human Resources
Kevin Connolly	53	Executive Vice President and General Manager, Diversified Marketing Services

The principal occupation and business experience for at least the last five years for each executive officer is set forth below (except for Mr. Dugan and Mr. Marquard, each of whose business experience is discussed above).

Jeffrey E. Smith joined us as Executive Vice President, Chief Financial Officer and Treasurer in May 2006. Immediately prior to joining PDI, Mr. Smith was senior vice president, finance and chief financial officer of Pliva, Inc., a specialty generic pharmaceutical company. From 1985 to 2002, Mr. Smith served in various executive positions with Alpharma, Inc., a global specialty pharmaceutical company. While with Alpharma, Inc., Mr. Smith was executive vice president, finance and chief financial officer and, for a three-year period, was responsible for worldwide operations while serving as acting president and member of the office of the chief executive. Mr. Smith is a Certified Public Accountant who began his career with Coopers & Lybrand, now PricewaterhouseCoopers. Mr. Smith received his B.S. from Fairleigh Dickinson University.

Nancy McCarthy joined us as Executive Vice President, Human Resources in June 2004. Prior to joining PDI, Ms. McCarthy was senior director, organization development at Avaya Inc., a telecommunications company, where she led an enterprise-wide initiative to create the architecture for a global learning platform to support the company’s business strategy. Before joining Avaya, Ms. McCarthy worked for Datascope Corp., a medical devices company, where she established their leadership development platform, creating a fully integrated human resources system for recruitment, training, executive coaching and performance management. Ms. McCarthy received her B.A. from the University of New Hampshire and an M.B.A. from Fairleigh Dickinson University.

Kevin Connolly joined us in June 2005, and is the Executive Vice President and General Manager of Diversified Marketing Services. He brings over 25 years of pharmaceutical sales and marketing experience to PDI. Prior to joining PDI, he was senior vice president, group general manager in Cardinal Health's Medical Communications Group. Prior to Cardinal, Mr. Connolly was executive vice president, Americas for Wolters Kluwer Health. He spent over 10 years with Excerpta Medica Worldwide, a Division of Elsevier Science, with the last 2 years as worldwide president. Mr. Connolly spent 12 years with Bristol-Myers Squibb in multiple sales and marketing positions. Mr. Connolly received his B.S. in marketing and management from Rider University.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Although stockholder approval is not required, we desire to obtain from the stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing E&Y as the independent registered public accounting firm of the Company and its subsidiaries. If the stockholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee.

A representative of E&Y will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

The Board of Directors Recommends a Vote FOR the Ratification of the
Appointment of Ernst & Young LLP for Fiscal Year 2007 and Proxies That Are
Returned Will Be So Voted Unless Otherwise Instructed.

On April 18, 2005, the Company dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm.  The decision to dismiss PwC was authorized and approved by the Audit Committee of the Board of Directors. PwC’s report on the Company’s financial statements for the year ended December 31, 2004 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2004 and through April 18, 2005, there were (i) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in connection with its reports on the financial statements for such periods and (ii) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

On April 18, 2005, with the authorization and approval of the Audit Committee, the Company engaged E&Y as its independent registered public accounting firm to audit the Company’s financial statements for the year ended December 31, 2005.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is “independent” within the meaning of the rules of both Nasdaq and the SEC (including the SEC’s additional independence requirements for members of audit committees), as determined by our Board of Directors upon the recommendation of our Nominating Committee. Our Board of Directors has also determined that each member is financially literate and at least one member of the Audit Committee has accounting or related financial management expertise, as such qualifications are defined under the rules of Nasdaq. Mr. Stover is deemed our audit committee financial expert within the meaning of the rules of Nasdaq. The Audit Committee operates pursuant to a written charter that is available on our website at www.pdi-inc.com.

The Audit Committee’s primary purposes are: (a) to assist the Board of Directors in its oversight of: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the qualifications and independence of our independent registered public accounting firm; and (iv) the performance of our internal audit function and the independent registered public accounting firm; and (b) to prepare this report. During fiscal 2006, the Audit Committee held 18 meetings, including six private sessions with the independent registered public accounting firm.

In performing its oversight role, the Audit Committee has considered and discussed with management and the independent registered public accounting firm our audited financial statements for fiscal 2006, management’s assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s evaluation of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of our internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent registered public accounting firm, such independent registered public accounting firm’s independence. All non-audit services performed by the independent registered public accounting firm must be specifically pre-approved by the Audit Committee or a member thereof.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations, including the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, on management’s assessment of the effectiveness of internal control over financial reporting, and on the effectiveness of internal control over financial reporting. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters they deem appropriate.

During fiscal 2006, the Audit Committee performed all of its duties and responsibilities under its charter. In addition, based on the reports and discussions described in this report, the Audit Committee recommended to the Board of Directors that our audited financial statements for fiscal 2006 be included in our Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee

Jack E. Stover, Chairperson
Dr. Joseph T. Curti
Stephen J. Sullivan

The Audit Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

Audit Committee Matters and Fees Paid to Independent Registered Public Accounting Firm

Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. Each year, the independent registered public accounting firm’s retention to audit our financial statements and permissible non-audit services, including the associated fees, is approved by the Audit Committee. At the beginning of the fiscal year, the Audit Committee evaluates other known potential engagements of the independent registered public accounting firm, in light of the scope of the work proposed to be performed and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence. At subsequent Audit Committee meetings, the Audit Committee receives updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. Typically, these would be services, such as due diligence for an acquisition, that were not known at the beginning of the year. The Audit Committee has delegated to the Chairperson of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if we proposed to execute a financing on an accelerated timetable. If the Chairperson so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting.

Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of the Company’s independent registered public accounting firm was approved in advance by the Audit Committee, and none of those engagements made use of the de minimis exception to the pre-approval requirement contained in the SEC’s rules. In 2005 and 2006, the Company retained the services of E&Y as its independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
	2006	2005
Audit Fees	$ 1,124,000	$ 963,342
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$1,124,000	$963,342

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers in 2006 should be read together with the compensation tables and related disclosures set forth elsewhere in this Proxy Statement under the caption “Executive Compensation”. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual compensation programs that we adopt to differ materially from currently planned programs as summarized in this discussion.

Compensation Philosophy and Objectives

We believe that the compensation provided to our executives should be commensurate and aligned with the performance and growth of the Company and long-term stockholder value. In order to implement this philosophy, we utilize both quantitative and qualitative measures of performance. Our compensation plans are designed to link rewards with performance against objective, quantitative factors that we believe are important to the success and growth of the Company, such as earnings per share (“EPS”), revenue growth, and operating income. In addition, certain qualitative measures are also applied to assess the individual performance of each of our executives, such as an individual’s progress toward strategic objectives, leadership and decision-making abilities, success in creating new service offerings, innovation and industry knowledge.

As a general matter, the objectives of our compensation plans are to:

•	provide overall levels of compensation that are competitive in order to attract, retain and motivate highly qualified, experienced executives;

•	provide annual and long-term incentives that emphasize performance-based compensation, contingent upon achieving company and individual performance goals;

•
align the interests of our executives with those of our stockholders by having a meaningful portion of executive compensation comprised of equity-based incentives coupled with stock ownership guidelines; and

•	reward our executives for their individual contributions to the short and long-term success of the Company.

During 2006, the Company underwent significant changes in terms of its business strategy and its senior management team, which had an impact on our compensation philosophy and awards made in the past year. While the Company has traditionally positioned itself primarily as a contract sales organization serving large pharmaceutical companies, it is currently in the process of repositioning itself as a broader based provider of commercialization services to the pharmaceutical and life sciences industries. In addition, during 2006 there were significant changes to our executive management team, and we hired a new Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) during the year. In light of these significant events, our compensation philosophy in 2006 focused on attracting and retaining a highly qualified management team to lead the Company through a challenging stage of our development.

Role of the Compensation and Management Development Committee

The Compensation Committee provides overall guidance for our executive compensation policies and determines the value and elements of compensation for our executive officers. In making its determinations with respect to executive compensation, the Compensation Committee has retained since 2002 the services of Pearl Meyer & Partners to assist with its review of our executive compensation programs. We believe that the use of an independent compensation consultant provides additional assurance that our executive compensation arrangements are reasonable and consistent with our objectives and external market trends. The compensation consultant regularly participates in Compensation Committee meetings and advises the Compensation Committee on such matters as compensation trends and best practices, plan design and appropriate benchmarking. In addition, our CEO and Executive Vice President, Human Resources attend Compensation Committee meetings by invitation in order to provide, as appropriate, additional insight, suggestions or recommendations regarding executive compensation.

Generally, the process for determining executive compensation is as follows. On an annual basis, the CEO completes a self-assessment of his performance for review by the Compensation Committee and the Board of Directors and then the CEO meets with the Board of Directors to discuss his performance during the year. The Board of Directors then meets in executive session without the CEO present to discuss and evaluate his performance and his compensation package. Ultimately, decisions regarding the CEO’s compensation package are made by the Board of Directors after such members’ consideration of: (1) the Compensation Committee’s and compensation consultant’s input to the Board of Directors; (2) the Board of Director’s evaluation of the CEO’s performance; and (3) Competitive Market Data (as defined below). Decisions regarding our other executive officers (other than the CEO) are made by the Compensation Committee considering recommendations from the CEO, as well as a review of Competitive Market Data and input from the compensation consultant.

Benchmarking

As noted above, compensation levels for executives are determined based on a number of factors, including the compensation levels in the marketplace for similar positions. Benchmarking compensation is a challenge for the Company, as we provide a unique mix of services in the marketplace. There are very few stand-alone public companies that are direct competitors of the Company, thereby making it difficult to develop a true comparison group with a meaningful number of companies. As a result, the Compensation Committee has benchmarked compensation against alternative sources, including the group of companies listed below, whose profiles align with the Company’s in terms of service offerings, revenues and/or employee functionality.

The Advisory Board Company	Gevity HR, Inc.
Allscripts Healthcare Solutions, Inc.	inVentiv Health Inc.
Charles River Associates Incorporated	Navigant Consulting, Inc.
CSG Systems International, Inc.	NCO Group, Inc.
Dendrite International, Inc.	PAREXEL International Corporation
DiamondCluster International, Inc.	PRG-Schultz International, Inc.
First Consulting Group, Inc.	Pharmanet Development Group, Inc.

These companies have been carefully considered by the Compensation Committee for inclusion in the market compensation data and are re-evaluated annually to confirm whether they continue to provide valuable and reliable data for compensation comparison purposes. As part of the market benchmarking process, the Compensation Committee considers our financial and stock performance in comparison with the companies in this market data group. In addition, this compensation data is also supplemented with general industry survey data that provides position-based compensation levels. This market data group and the general industry survey data are collectively referred to in this proxy statement as “Competitive Market Data”.

Relative to the Competitive Market Data, the Compensation Committee generally intends that all elements of compensation -- base salary, bonus and long-term incentive opportunity -- will be in the median range if our financial performance measures are achieved. As noted above, notwithstanding our overall compensation positioning objectives, compensation opportunities for specific executives vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below these target compensation levels based on a number of factors, including our financial performance as compared with the previously established financial performance measures and the creation of stockholder value.

Elements of Compensation

We utilize the following three main components of compensation:

•	Base Salary;

•	Annual Incentive Bonus; and

•	Long-Term Equity Compensation.

Base Salary

Base salaries are set with regard to the level of the position within the Company and the individual’s current and sustained performance results, as well as Competitive Market Data. The base salary levels and any changes to those levels for each executive are reviewed each year by the Compensation Committee, and adjustments may be based on factors such as new roles and/or responsibilities assumed by the executive and the executive’s significant impact on strategic goals. However, there is no specific weighting applied to any one factor in setting the level of salary, and the process ultimately relies on the positioning relating to the Competitive Market Data and the Compensation Committee’s judgment. Salaries are generally targeted within median ranges of Competitive Market Data reviewed by the Compensation Committee. The Compensation Committee also takes into account additional factors such as historical compensation, potential to be a key contributor as well as special recruiting situations, such as the recruitment of our new CEO and CFO in 2006. Based on an analysis of these criteria, the base salary of the following named executive officers was increased during 2006 as follows:

•	S. Budd - 3%.

•	D. Callender - 6%

•	K. Connolly - 3.5%.

•	S. Cotugno - 3%.

During the first half of 2006, Larry Ellberger and Brian Boyle served as our interim CEO and CFO, respectively, until their successors commenced employment. Due to the transitory nature of their positions, they were not awarded salary increases, annual incentive bonuses or long-term equity compensation with respect to 2006 performance. The level of Mr. Callender’s increase in base salary in 2006 was due in part to his assumption of duties as CFO on an interim basis during 2006.

During 2006, the Compensation Committee developed compensation packages for our new CEO and CFO. In determining the base salaries of $400,000 and $300,000, respectively, for the new CEO and CFO, the Compensation Committee considered a variety of factors, including an analysis of a reasonable and competitive amount that was necessary to attract highly qualified and talented candidates to the Company during this time of transition.

Annual Incentive Bonuses

The annual incentive bonus program provides our executive officers an opportunity to receive cash incentive awards based on our overall financial performance, the financial performance of our business units and the individual performance of each participant in the program. Annual incentive bonus targets, which are based on the level of the executive’s position within the Company, are approved by the Compensation Committee at the beginning of each fiscal year and are expressed as a percentage of such individual’s base salary. In 2006, the annual incentive bonus targets were as follows for each named executive officer:

Named Executive Officer	Incentive Bonus Target (% of Base Salary)
M. Marquard	80%
J. Smith	70%
S. Budd	75%
K. Connolly	70%
D. Callender	60%
S. Cotugno	75%

In order to determine the level of funding that will be available to make incentive bonus awards, certain financial performance measures are also established at the beginning of each fiscal year. The applicable financial performance measures typically relate to EPS and operating income on a consolidated basis. However, for those executives who are evaluated with respect to the performance of a particular business unit of the Company, the applicable financial performance measure is typically the operating income of that particular business unit. The level of funding for the incentive bonus targets is based on a sliding scale that correlates directly with the attainment of our financial performance measures. For example, in order for the incentive bonus targets to be fully funded, the applicable financial performance measures must be fully achieved. The actual amount of the incentive bonus awards is initially based on the level of funding that is available and may then be adjusted up or down by the Compensation Committee depending on a variety of factors, including any extraordinary circumstances that affected our financial performance during the fiscal year as well as the executive’s performance during the fiscal year.

The financial performance measure applicable to fiscal 2006 for the named executive officers was EPS of break even (EPS for 2005 was a loss of $1.37), except for Mr. Budd and Mr. Connolly. The financial performance measure applicable to Mr. Budd’s incentive bonus target was operating income of approximately $15.2 million (before corporate allocations) for our Sales Services business segment, and the financial performance measure applicable to Mr. Connolly’s incentive bonus target was operating income of approximately $7.1 million (before corporate allocations) for our Marketing Services business segment. Each financial performance measure established for fiscal 2006 was exceeded in fiscal 2006 which resulted in a level of funding of 100% of the bonus incentive targets. However, in determining the actual amount of bonus incentive awards to be made to our executive officers, the Compensation Committee also considered other factors such as the existing pipeline for new business and any extraordinary circumstances that affected financial performance during 2006 and may affect financial performance going forward, including the termination and/or expiration of a number of significant sales force contracts during 2006. Based on a review of this criteria and the recommendation of the CEO, in March 2007, the Compensation Committee approved the following annual incentive bonus awards to the named executive officers (expressed as a percentage of base salary):

Named Executive Officer	Actual Bonus Award (% of Base Salary)
J. Smith	67%
S. Budd	56%
K. Connolly	63%
D. Callender	60%

Upon commencement of his employment with the Company in May 2006, Mr. Marquard’s annual incentive bonus award for fiscal 2006 was guaranteed at an amount of $160,000, which was a pro-rata share of 100% of his target bonus award for 2006.

Annual incentive bonuses are typically approved and paid in the first quarter of the year following the year in which such bonuses were earned. However, due to the fact that no annual incentive bonuses were paid with respect to our financial performance in 2005, the significant turnover in senior management during 2005 and 2006, as well as other challenges we faced during this time period, the Compensation Committee deemed it advisable to approve and pay a portion of the 2006 annual bonus during calendar year 2006 in order to aid in the retention of our executives during a critical period for the Company. Specifically, in August 2006, the Compensation Committee assessed the extent to which we had achieved our EPS and operating income performance measures for the first six months of the year. Determining that we were on course to achieve the financial performance measures previously established for the year, the Compensation Committee made a determination to guarantee payout of 40% of the 2006 incentive bonus target during calendar year 2006. Of that amount, half was paid in August 2006, with the remaining half paid in December 2006.

The decisions to award partial bonus amounts before year-end and the CEO’s guaranteed annual incentive bonus award were at the heart of our critical need to attract and retain key talent through a transition period of the Company.

Long-Term Equity Compensation

Our executives are also eligible to participate in long-term incentive programs administered pursuant to our 2004 Stock Award and Incentive Plan (the “2004 Plan”). The long-term incentive component of our compensation program is used to balance the short-term focus of the annual incentive bonus program by tying rewards to performance achieved over multi-year periods. The Compensation Committee believes that long-term incentives, and especially stock-based incentive compensation, enhance our ability to attract and retain high quality talent and provide the motivation to improve our long-term performance.

Historically, we had a practice of granting stock options to our executive officers and other employees. However, in connection with our adoption of FAS 123R, we shifted our focus to other types of equity-based awards for our executives. In 2006 and 2007, long-term incentive awards were comprised of stock-settled stock appreciation rights (“SARs”) and restricted stock. Restricted stock grants generally cliff vest at the end of a three-year period, with shares delivered to our executives upon vesting. Unless provided otherwise in an agreement, unvested restricted stock is forfeited when an executive’s service with the Company is terminated. We believe that restricted stock provides a significant link with our share price and also assists with retention of executive talent in critical positions. SARs are generally granted with an exercise price equal to the market value of the common stock on the date of grant and generally vest ratably over a three-year period. We believe that tying a significant portion of our executives’ compensation to stock price appreciation furthers the goal of aligning executive and stockholder interests.

The Compensation Committee typically approves a dollar range for the long-term equity component of compensation for each executive officer during the first quarter of each fiscal year with the goal of positioning our executives at median levels of long-term incentive compensation compared with Competitive Market Data, assuming that our financial performance measures are attained, and taking into consideration certain qualitative factors such as the executive’s strategic impact, experience and expertise. For such executives, annual grants are then approved by the Compensation Committee in the first quarter of the following year. The fair market value of these awards is within the dollar range established for each executive during the previous year. In determining the actual amount of the award within the established range, the Compensation Committee considers various factors, including our overall performance, the executive's strategic impact, alignment with stockholder interests based on equity ownership of the executive management team, total stockholder dilution and annual share utilization rates, competitive market practices and the balance with other compensation elements.

In 2006, the following levels of long-term incentive compensation were granted to each named executive officer in the form of shares of restricted stock (comprising 50% of total long-term incentive compensation awarded to each executive) and SARs (comprising 50% of total long-term incentive compensation awarded to each executive):

Named Executive Officer	Amount ($ Value)	Amount (% of Base Salary)
S. Budd	$200,000	66%
K. Connolly	$100,000	38%
D. Callender	$30,000	19%
S. Cotugno	$100,000	43%

The amounts above reflect the lower end of the dollar range that was established by the Compensation Committee in 2005 for each executive due primarily to our financial results for fiscal 2005. The FAS 123R values attributable to these awards are reported in the section of this Proxy Statement entitled “Summary Compensation Table.”

In 2007, the following levels of long-term incentive compensation granted to each executive in the form of shares of restricted stock (comprising 50% of total long-term incentive compensation awarded to each executive) and SARs (comprising 50% of total long-term incentive compensation awarded to each executive):

Named Executive Officer	Amount ($ Value)	Amount (% of Base Salary)
M. Marquard	$500,000	125%
J. Smith	$225,000	75%
K. Connolly	$200,000	74%
D. Callender	$40,000	24%

The amounts above reflect the lower end of the dollar range that was established by the Compensation Committee in 2006 for each executive. This is due primarily to the fact that while we exceeded our financial targets for 2006, we were not as favorably positioned for fiscal 2007 due to the expiration and termination of several significant sales force contracts during 2006. Although these amounts were paid with respect to 2006 performance, they are not reported in the section of this Proxy Statement entitled “Summary Compensation Table” as the FAS 123R value will correspond to their date of grant in 2007 and therefore will be reported in the summary compensation table that will be included in our 2008 proxy statement.

In connection with Mr. Marquard’s and Mr. Smith’s commencement of employment in May 2006, they received one-time initial long-term incentive grants with values of $300,000 and $200,000 respectively. Each of these grants was delivered 50% in SARs vesting ratably over a three-year period and 50% in shares of restricted stock with three-year cliff vesting. The Compensation Committee determined that these amounts were reasonable and necessary to induce these executives to forfeit certain economic opportunities with their former companies in order to join the Company in a time of transition. In addition, in February 2006, we believed it was advisable for retention purposes to award certain of our executive officers with special restricted stock awards which cliff vest 18 months following grant in an effort to ensure their continued services during this critical management transition phase. The number and grant date fair value of these awards to our named executive officers are contained in the section of this Proxy Statement entitled “Grants of Plan Based Awards.”

In the past, the Compensation Committee administered a Performance Contingent Share Program pursuant to the 2004 Plan, which provided for a certain number of shares of our common stock to be awarded upon the completion of a three-year performance period (from 2005 through 2007). Awards of shares under this program are generally contingent on varying levels of achievement of compound annual revenue growth rates within each of our business units and three-year total stockholder returns as compared with other companies from which we gather compensation marketplace data. Based on our financial results to date, it is unlikely that any shares will be awarded under this program at the end of the performance period. As a result of the uncertainties and difficulties associated with establishing long-term performance objectives that remain relevant over a three-

year period for the Company during this period of transition in implementing our long-term strategic plan, we have decided to discontinue the use of the Performance Contingent Share Program in the near term.

Regular grants of equity-based awards such as restricted stock and/or SARs are typically approved by the Compensation Committee at a meeting scheduled in March, and awards are granted on the day such grants are approved. For restricted stock, determination of the number of shares to be granted is calculated by dividing the dollar value of the award by the closing price of our stock on the day of the grant. For SARs, the number of SARs granted is calculated by dividing the dollar value of the award by the fair market value of our common stock based on a Black-Scholes calculation. For newly hired executives, if the Compensation Committee approves the equity grant prior to the date of hire, equity is granted on the date of hire with reference (either for purposes of determining the value of the restricted stock or exercise price of the SAR) to the closing price on the grant date. If the Compensation Committee approves the grant after the date of hire, the grant date of the award is the approval date, and the value of shares granted of the restricted stock or the exercise price of the SAR, as appropriate, is computed with reference to the closing price on the grant date.

Perquisites and Retirement Benefits

As a matter of practice, we provide only limited special perquisites to our executive officers. Executives are eligible for the standard benefits and programs generally available to all of our employees, plus additional financial planning and executive physical services as well as automobile benefits. In addition, in connection with his commencement of employment in May 2006, we reimbursed Mr. Marquard for a portion of the costs associated with his relocation to New Jersey.

We do not maintain any defined benefit or supplemental executive retirement programs for our executives. We do, however, maintain a 401(k) retirement plan (the “401(k) Plan”) for all of our employees. The 401(k) Plan is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) and is a defined contribution plan. Effective January 1, 2004, the 401(k) Plan provided all “Safe Harbor Eligible” 401(k) Plan participants with company matching contributions in accordance with the formula described below:

•	Employee contributions of up to 3% of base salary will be matched 100%.

•	Employee contributions which exceed 3% but do not exceed 5% of base salary will be matched 50%.

Employees must meet all eligibility requirements outlined in the 401(k) Plan in order to receive matching contributions. Employees' account balances derived from our matching contributions are immediately fully vested. In addition, we can make discretionary contributions to the 401(k) Plan. Under the 401(k) Plan, there is no option for employees to invest any of their 401(k) funds in our common stock. Our contribution expense related to the 401(k) Plan for 2006 was approximately $1.3 million.

These perquisites and retirement benefits are quantified for our named executive officers in footnote 7 to the table contained in the section of this Proxy Statement entitled “Summary Compensation Table.”

Deferred Compensation Plans

We also enable our executives to defer receipt of cash compensation through participation in the Officer and Director Deferred Compensation Plan and the Senior Management Deferred Compensation Plan. The purpose of each of these plans is to allow participants to defer receipt of current cash compensation (base salary and bonus), which would allow them to maximize deferrals that could not otherwise be put into other qualified benefit plans, such as the 401(k) Plan. The plans also allow members of our Board of Directors to defer board and committee fees.

Composition of Executive Compensation

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of base salary, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this portfolio approach, we provide the executive a measure of security in the minimum level of compensation he or she is eligible to receive, while motivating the executive to focus on the business metrics that will produce a high level of performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for the annual incentive plan and the long-term incentive plan likewise provides an appropriate balance between short- and long-term financial and stock performance.

For key executives, the mix of compensation is leveraged in favor of at-risk compensation (annual incentive bonuses and long-term equity awards), which results primarily in a pay-for-performance orientation for our executives, which is aligned with our stated compensation philosophy of only exceeding median compensation levels if superior performance is achieved. Alternatively, if target performance is not achieved, our executives may receive total compensation that is significantly below the median range as compared with the Competitive Market Data. For our executive officers, approximately 60% of their target total compensation package is typically derived from at-risk, pay-for performance incentive compensation, with the remaining 40% comprised of base salary. Of the at-risk compensation component, approximately 50% is typically in the form of annual incentive cash bonuses while the remaining amount is in the form of long-term equity awards.

In furtherance of our philosophy of rewarding executives for future superior performance, prior stock compensation gains are not considered in setting future compensation levels.

Employment Agreements and Post-Termination Payments

In 2005, we began to phase out its use of employment agreements. We generally believe that employment agreements with a specific term do not support our pay for performance philosophy and that executives should not be entitled to guarantees in the absence of performance, nor should they be entitled to severance packages absent extenuating circumstances. Since 2005, however, we have entered into employment separation agreements with certain key executives in order to attract and retain top talent during a time of significant transition for the Company.

The following provides a description of all employment agreements and employment separation agreements that were in effect during all or a portion of 2006 for any individual who served as a named executive officer during 2006. Additional information regarding the potential value of post-termination benefits of our currently employed named executive officers can be found in the section of this Proxy Statement entitled “Potential Payments upon Termination or Change of Control.”

Current Executives

Michael J. Marquard

Pursuant to Mr. Marquard’s employment separation agreement, in consideration of covenants not to compete and not to solicit employees or clients, as well as a general release of claims against the Company, Mr. Marquard is entitled to receive the following benefits upon termination of his employment:

If Mr. Marquard is terminated without Cause (as defined below) or if he resigns with Good Reason (as defined below) on or before May 11, 2007, he will be entitled to:

•	A payment equal to the product of 12 times his then current monthly base salary;
•	A payment equal to any actual cash incentive compensation paid to him plus the pro-rata portion of any cash incentive compensation that was previously guaranteed to be paid to him; and
•	Continued participation in our health and welfare programs, at our expense, for 12 months.

If Mr. Marquard is terminated without Cause or if he resigns with Good Reason after May 11, 2007, he will be entitled to:

•	A payment equal to the product of 18 times his current monthly base salary;
•	A payment equal to the average cash incentive compensation paid to him during the three most recent years; and
•	Continued participation in our health and welfare programs, at our expense, for 18 months.

For purposes of Mr. Marquard’s agreement:

“Cause” generally means: (1) Mr. Marquard’s failure to comply with reasonable instructions of our Board of Directors; (2) a material breach of the separation agreement by Mr. Marquard; (3) Mr. Marquard’s failure to adhere to our Code of Conduct or other documented policies; and (4) Mr. Marquard’s conviction of a crime or other documented act of material dishonestly in the commission of his duties.

“Good Reason” generally means: (1) material reduction of Mr. Marquard’s duties or assignment of duties materially inconsistent with his responsibilities as our CEO; (2) a material breach of the agreement by the Company; (3) a reduction in Mr. Marquard’s current base salary or failure to pay him any material amount when due; and (4) adverse change in Mr. Marquard’s titles, responsibilities or base salary or relocation more than 50 miles, in each case within two years of a “Change in Control”.

“Change in Control” generally means: (1) any merger resulting in current stockholders owning less than 51% of the surviving corporation; (2) any acquisition all or substantially all of the assets of the Company; (3) the acquisition of beneficial ownership by a person or group in an amount that would permit such person or group to elect a majority of the members of our Board of Directors; or (4) the acquisition of beneficial ownership equal to 51% or more of the combined voting power of the Company’s then outstanding voting securities.

Jeffrey E. Smith

Pursuant to Mr. Smith’s employment separation agreement, in consideration of covenants not to compete and not to solicit employees or clients, as well as a general release of claims against the Company, Mr. Smith is entitled to receive the following benefits upon termination of his employment:

If Mr. Smith is terminated without Cause (as defined below) or if he resigns with Good Reason (as defined below) on or before May 15, 2007, he will be entitled to:

•	A payment equal to the product of 12 times his current monthly base salary;
•	A payment equal to the average annual cash incentive compensation paid to him preceding his termination of employment; and
•	Continued participation in our health and welfare programs, at our expense, for 12 months.

If Mr. Smith is terminated without Cause or if he resigns with Good Reason after May 15, 2007, he will be entitled to:

•	A payment equal to the product of 18 times his current monthly base salary;
•	A payment equal to the average cash incentive compensation paid to him during the three most recent years (or such shorter period of employment); and
•	Continued participation in our health and welfare programs, at our expense, for 18 months.

For purposes of Mr. Smith’s agreement:

“Cause” generally means: (1) Mr. Smith’s failure to satisfactorily perform duties; (2) Mr. Smith’s failure to adhere to our policies or moral and ethical business principles; or (3) Mr. Smith’s conviction of a crime or any other act of dishonestly in commission of his duties.

“Good Reason” generally means: (1) a substantial adverse change in Mr. Smith’s title or responsibilities; (2) a reduction in Mr. Smith’s base salary; (3) modification of Mr. Smith’s overall compensation plan resulting in the material reduction of his earning potential; or (4) a relocation of our principal place of business more than 40 miles from Mr. Smith’s residence.

Kevin Connolly

Pursuant to Mr. Connolly’s employment separation agreement, in exchange for a covenant not to compete and not to solicit employees or clients, as well as a general release of claims against the Company, Mr. Connolly is entitled to receive a severance payment equal to the product of 12 times his current monthly base salary in the event that his employment is terminated by the Company prior to May 31, 2007, without Cause (as defined below) or due to a Change in Control (as defined below) or change in market conditions.

For purposes of Mr. Connolly’s agreement:

“Cause” generally means: (1) Mr. Connolly’s failure to satisfactorily perform the duties and responsibilities; (2) Mr. Connolly’s failure to establish or achieve the goals and objectives established by the Chief Executive Officer, President or the Board of Directors; (3) failure to adhere to generally accepted standards of conduct in the workplace or to moral and ethical business principles; or (4) Mr. Connolly’s conviction of a crime or any other act of dishonesty or disloyalty in the commission of his duties.

“Change in Control” generally means: (1) any merger resulting in current stockholders owning less than 55% of the surviving corporation; (2) the acquisition of beneficial ownership by a person or group in an amount that would permit such person or group to elect a majority of the members of our Board of Directors; or (4) the acquisition of beneficial ownership equal to 25% or more of the combined voting power of the Company’s then outstanding voting securities (unless such acquisition is approved by a majority of the Board of Directors).

Former Executives

Steven K. Budd

Since May 2001, Mr. Budd had been party to an amended and restated employment agreement with the Company. Effective as of January 1, 2007, this employment agreement was terminated and replaced in its entirety with an employment separation agreement. Pursuant to Mr. Budd’s employment separation agreement, in exchange for waiving certain payments Mr. Budd was entitled to upon expiration or termination of his employment agreement, Mr. Budd became entitled to a payment of $553,777, half of which was to be paid to Mr. Budd in eight quarterly installments, beginning in February 2007. The remaining half of this amount was to be paid to Mr. Budd following termination of his employment with the Company. Further, the amended agreement provided, among other things, that, if Mr. Budd's employment was terminated without cause or if he terminated his employment for good reason (each as defined in the employment agreement), we would pay him an amount equal to six times the sum of his then current base salary and provide him with continued participation in our healthcare and welfare programs at our cost for a period of 12 months. Mr. Budd resigned from the Company, effective April 6, 2007, and pursuant to his amended employment agreement, is expected to receive a cash payment totaling approximately $519,166 in October 2007.

Stephen Cotugno

In May 2001, we entered into an amended and restated employment agreement with Stephen P. Cotugno providing for his employment as executive vice president of corporate development and investor relations. This agreement expired on November 30, 2006. The agreement had provided for an annual base salary of $175,000

(subject to yearly increases as determined by the Compensation Committee) and for participation in all executive benefits plans. The agreement also provided that Mr. Cotugno would be entitled to bonus and incentive compensation awards as determined by the Compensation Committee. Further, the agreement provided, among other things, that, if Mr. Cotugno's employment was terminated without cause or if he terminated his employment for good reason (each as defined in the employment agreement), we would pay him an amount equal to three times the sum of his then current base salary plus the average incentive compensation paid to him during the three years immediately preceding the termination date. The agreement also provided that if Mr. Cotugno’s amended and restated employment agreement was not renewed upon expiration, Mr. Cotugno would be entitled to a payment equal to his current annual base salary plus the average incentive compensation paid to him during the previous three years. Mr. Cotugno resigned from the Company, effective December 31, 2006, and received cash payments totaling approximately $480,833 pursuant to his amended and restated employment agreement.

Larry Ellberger

Mr. Ellberger served as our interim CEO until August 4, 2006, at which time he resigned. As part of an agreement and release with Mr. Ellberger, we modified the expiration date on 32,500 options that had been awarded to Mr. Ellberger while he was a member of our Board of Directors. The awards were modified to expire three years from his employee termination date. Additionally, Mr. Ellberger could have earned up to 50,000 shares of common stock based on the performance of our stock price during the performance period from August 15, 2005 through March 31, 2007. Mr. Ellberger was not awarded any shares based on this potential award. In connection with his resignation from the Company in August 2006, Mr. Ellberger received a cash severance payment of $125,000 in January 2007 pursuant to his release agreement.

Bernard Boyle

In May 2001, we entered into an amended and restated employment agreement with Bernard C. Boyle providing for his employment as Executive Vice President and Chief Financial Officer. The agreement provided for an annual base salary of $250,000 (subject to yearly increases as determined by the Compensation Committee), and for participation in all executive benefit plans. The agreement also provided that Mr. Boyle would be entitled to bonus and incentive compensation awards as determined by the Compensation Committee. Further, the agreement provided, among other things, that, if Mr. Boyle's employment was terminated without cause (as defined in the agreement) or if he terminated his employment for good reason (as defined in the agreement), we would pay him an amount equal to three times the sum of his then current base salary plus the average incentive compensation paid to him during the three years immediately preceding the termination date. On August 10, 2005, we announced that Mr. Boyle would resign from his position as Chief Financial Officer with the Company effective December 31, 2005. Effective December 31, 2005, we entered into an amended agreement with Mr. Boyle, pursuant to which Mr. Boyle deferred his resignation until March 31, 2006. As per the terms of his employment agreement, Mr. Boyle received approximately $1.4 million in January 2006, which was disclosed in our summary compensation table in our 2006 proxy statement.

Stock Ownership Guidelines

We have adopted stock ownership guidelines effective January 1, 2007 that are intended to require our executive officers and non-employee directors to own common stock. Such individuals must retain at least 50% of net shares delivered through our executive and director compensation plans. Net shares refer to those that remain after shares are sold or netted to pay the exercise price of stock options and withholding taxes for stock options, restricted stock and SARs. These shares must be retained until the earliest of (1) three years from the date of exercise or vesting; (2) retirement; or (3) termination of employment. Failure to comply with these ownership guidelines may result in reduced levels of annual and/or long-term incentive compensation despite meeting performance level targets.

Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into the account the various tax and accounting implications of the various compensation vehicles utilized by the Company. When determining amounts of long-term incentive awards to executives, the Compensation Committee examines the accounting costs associated with awarding such equity compensation in accordance with FAS 123R.

Section 162(m) of the Code, generally disallows a tax deduction to publicly held companies for compensation over $1 million paid to our chief executive officer and our four other most highly compensated executive officers. To the extent that compensation is based upon the attainment of performance goals set by the Compensation Committee pursuant to plans approved by the stockholders, the compensation is not included in the computation of the limit. The Compensation Committee intends, to the extent feasible and where it believes it is in the best interests of the Company and its stockholders, to qualify executive compensation as tax deductible where it does not adversely affect the Compensation Committee’s development and execution of effective compensation plans. The Compensation Committee intends to maintain the flexibility to take actions it considers to be in the best interests of the Company and its stockholders.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with management and, based on such review and discussion, the Compensation and Management Development Committee recommends that it be included in this Proxy Statement.

Submitted by the Compensation and
Management Development Committee

Frank J. Ryan, Chairperson
John Federspiel
John M. Pietruski

The Compensation and Management Development Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During 2006, the Compensation Committee consisted of Messrs. Ryan, Pietruski and Federspiel, all of whom are non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation paid for services in all capacities awarded to, earned by or paid to all persons who served as our CEO and CFO in 2006 and our three other most highly compensated executive officers who served in such capacities as of December 31, 2006 (collectively referred to as the “named executive officers”).

SUMMARY COMPENSATION TABLE FOR 2006
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(7)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation	All Other Compensation (9)	Total
Michael Marquard - Chief Executive Officer (1)	2006	$254,615	$ 31,249	$ 32,710	$ 160,000	$ 140,833	$ 619,408
Jeffrey Smith - EVP,Chief Financial Officer and Treasurer (2)	2006	188,654	20,834	21,910	133,665	7,707	372,769
Steven Budd - Former President (3)	2006	322,056	270,411	22,043	181,157	21,063	816,729
Kevin Connolly - EVP, G.M. Div. Mktg	2006	267,279	66,774	11,022	168,386	18,163	531,624
Stephen Cotugno - Former EVP, Corporate Development (4)	2006	231,926	176,310	11,022	192,680	504,081	1,116,019
Larry Ellberger - Former Chief Executive Officer (5)	2006	187,500	-	133,100	-	138,501	459,100
Bernard Boyle - Former CFO, Exec VP & Treasurer (6)	2006	88,901	22,228	-	-	4,980	116,109
DeLisle Callender - Interim CFO, Current Controller	2006	186,800	33,989	4,409	103,082	18,775	347,056

(1) Became CEO effective May 11, 2006 and Mr. Marquard's annual salary is $400,000.
(2) Became CFO effective May 15, 2006 and Mr. Smith's annual salary is $300,000.
(3) Resigned effective April 6, 2007.
(4) Resigned effective December 31, 2006.

(5) Resigned effective August 4, 2006.
(6) Resigned effective March 31, 2006.
(7) The amounts in this column do not necessarily represent the value of the award granted, nor are they a prediction of what will be paid to the employee. The amounts in this column represent the expense taken by the Company in accordance FAS 123R in 2006 for portions of awards granted in 2004, 2005 and 2006 that mature in 2006 or later. The assumptions used in determining the fair value of the stock awards are set forth in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006. We recognize expense ratably over the requisite vesting period.
(8) Reports the amount recognized in accordance with FAS 123R in our financial statement for the year ended December 31, 2006 for options and SARs granted in 2004, 2005 and 2006 that vest in 2006 or later. The assumptions used in determining the fair value of the SARs awards are set forth in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006. We recognize expense ratably over the requisite vesting period.
    (9) For the named executive officers, this column includes the following amounts in 2006:

Name	401(k) Company Match ($)	Term Life Insurance Payment ($)	Auto Benefit ($)	Financial Planning Services ($)	Executive Physical ($)	Severance ($)	Relocation ($)	Totals ($)
Michael Marquard	$ -	$ 161	$ 7,336	$ -	$ -	$ -	$ 133,336	$ 140,833
Jeffrey Smith	-	161	7,545	-	-	-	-	7,707
Steven Budd	8,587	138	6,064	4,950	1,325	-	-	21,063
Kevin Connolly	-	138	10,200	7,825	-	-	-	18,163
Stephen Cotugno	6,158	90	12,000	4,950	-	480,883	-	504,081
Larry Ellberger	-	161	5,815	7,525	-	125,000	-	138,501
Bernard Boyle	3,556	99	-	-	1,325	-	-	4,980
DeLisle Callender	4,645	258	6,347	7,525	-	-	-	18,775

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan based awards to the named executive officers during the fiscal year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS DURING 2006
Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Michael Marquard	5/11/2006	(1)	11,244	-	-	$ 149,995
	5/11/2006	(2)	-	23,603	13.34	157,007
Jeffrey Smith	5/15/2006	(3)	7,424	-	-	100,001
	5/15/2006	(2)	-	15,662	13.47	105,170
Steven Budd	2/15/2006	(4)	15,000	-	-	174,450
	3/23/2006	(5)	8,292	-	-	100,002
	3/23/2006	(2)	-	14,265	12.06	88,172
Kevin Connolly	2/15/2006	(4)	8,000	-	-	93,040
	3/23/2006	(5)	4,146	-	-	50,001
	3/23/2006	(2)	-	7,133	12.06	44,089
Stephen Cotugno	2/15/2006	(4)	6,000	-	-	69,780
	3/23/2006	(5)	4,146	-	-	50,001
	3/23/2006	(2)	-	7,133	12.06	44,089
Larry Ellberger	−		−	−	−	−
Bernard Boyle	−		−	−	−	−
DeLisle Callender	3/23/2006	(5)	1,658	-	-	19,995
	3/23/2006	(2)	-	2,853	12.06	17,634

(1) Restricted stock grant which cliff vests May 11, 2009.
(2) SARs which step vest in one-third increments on each anniversary of the date of grant.
(3) Restricted stock grant which cliff vests May 15, 2009.
(4) Restricted stock grant which cliff vests August 20, 2007.
(5) Restricted stock grant which cliff vests March 23, 2009.

Outstanding Equity Awards

The following table provides information concerning the number and value of unexercised options, SARs and restricted stock awards for the named executive officers outstanding as of the fiscal year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Vlaue of Unearned Shares or Other Rights that have not Vested ($)
Michael Marquard	-	-		$ -	-	11,244	(1)	$ 114,127	-		$ -
		23,603	(2)	13.34	5/11/2011	-		-	-		-
Jeffrey Smith	-	-		-	-	7,424	(3)	75,354
		15,662	(4)	13.47	5/15/2011	-		-	-		-
Steven Budd	-	-		-	-	18,750	(5)	190,313	-		-
	-	-		-	-	15,000	(6)	152,250	-		-
		-		-	-	8,292	(7)	84,164	-		-
	25,000	-		27.19	10/28/2009	-		-	-		-
	23,338	-		59.50	2/14/2011	-		-	-		-
	21,188	-		15.74	3/7/2012	-		-	-		-
	75,000	-		24.61	3/10/2014	-		-	-		-
	10,575	-		20.15	3/29/2010	-		-	-		-
		14,265	(8)	12.06	3/23/2011	-		-	-		-
		-		-	-	-		-	6,211	(9)	63,042
Kevin Connolly	-	-		-	-	8,000	(6)	81,200	-		-
		-		-	-	4,146	(7)	42,082	-		-
	10,000	-		11.27	6/8/2010	-		-	-		-
		7,133	(8)	12.06	3/23/2011	-		-	-		-
Stephen Cotugno	-	-		-	-	6,250	(10)	63,438	-		-
		-		-	-	6,000	(10)	60,900	-		-
		-		-	-	4,146	(10)	42,082	-		-
	10,000	-		16.00	5/7/2007	-		-	-		-
	10,000	-		27.19	5/7/2007	-		-	-		-
	13,981	-		59.50	5/7/2007	-		-	-		-
	14,013	-		15.74	5/7/2007	-		-	-		-
	25,000	-		24.61	5/7/2007	-		-	-		-
	5,288	-		20.15	5/7/2007	-		-	-		-
		7,133	(8)	12.06	5/7/2007	-		-	-		-

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006 (Continued)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Vlaue of Unearned Shares or Other Rights that have not Vested ($)
Larry Ellberger	10,000	-		7.70	8/4/2009	-		-	-		-
	7,500	-		17.60	8/4/2009	-		-	-		-
	7,500	-		31.62	8/4/2009	-		-	-		-
	7,500	-		11.49	8/4/2009	-		-	-		-
Bernard Boyle	-	-		-	-	-		-	-		-
DeLisle Callender	-	-		-	-	2,500	(5)	25,375	-		-
	-	-		-	-	1,198	(11)	12,160	-		-
	-	-		-	-	1,658	(7)	16,829	-		-
	3,938	-		16.00	5/1/2008	-		-	-		-
	2,000	-		27.19	10/28/2009	-		-	-		-
	5,877	-		15.74	3/7/2012	-		-	-		-
	5,000	-		24.61	3/10/2004	-		-	-		-
	2,115	-		20.15	3/29/2010	-		-	-		-
	-	2,853	(8)	12.06	3/23/2011	-		-	-		-
	-	-		-	-	-		-	1,242	(9)	12,606

(1)	Restricted shares of common stock that cliff vest on May 11, 2009.

(2)	One-third of the SARs will become exercisable on each of May 11, 2007, May 11, 2008, and May 11, 2009.

(3)	Restricted shares of common stock that cliff vest on May 15, 2009.

(4)	One-third of the SARs will become exercisable on each of May 15, 2007, May 15, 2008, and May 15, 2009.

(5)	Restricted shares of common stock that cliff vest on March 10, 2007.

(6)	Restricted shares of common stock that cliff vest on August 20, 2007.

(7)	Restricted shares of common stock that cliff vest on March 23, 2009.

(8)	One-third of the SARs will become exercisable on each of March 23, 2007, March 23, 2008, and March 23, 2009.

(9)	Performance contingent shares granted on March 29, 2005.

(10)	Restricted shares of common stock that were accelerated upon Mr. Cotugno’s termination of employment with the Company.

(11) Restricted shares of common stock that vest on May 31, 2007.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options and the vesting of shares of restricted stock for the named executive officers during the fiscal year ended December 31, 2006.

STOCK VESTED IN 2006
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bernard Boyle	10,000	$ 116,700
DeLisle Callender	1,184	16,063

Nonqualified Deferred Compensation Plans

The following table presents information on the non-qualified deferred compensation of our named executive officers in and as of the end of 2006.

NONQUALIFIED DEFERRED COMPENSATION IN 2006
Name	Executive Contributions in 2006 ($)	Registrants Contributions in 2006 ($)	Aggregate Earnings in 2006 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2006 ($)
Michael Marquard	$ -	$ -	$ -	$ -	$ -
Jeffrey Smith	-	-	-	-	-
Steven Budd	-	-	29,855	-	130,690
Kevin Connolly	-	-	-	-	-
Stephen Cotugno	-	-	222	-	5,184
Larry Ellberger	-	-	-	-	-
Bernard Boyle	-	-	10,758	816,605	-
DeLisle Callender	-	-	6,265	-	117,082

Potential Payments upon Termination or Change in Control

The following table reflects the amount of compensation that would be payable to each of our currently employed named executive officers upon termination of such executive’s employment in accordance with their respective employment separation agreements and restricted stock grant agreements. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Name	Cash Payment ($)	Continuation of Medical/ Welfare Benefits (Present Value) ($)	Acceleration of Equity Awards ($) (1)	Total Termination Benefits ($)
Voluntary Resignation:
Michael Marquard	$ -	$ -	$ -	$ -
Jeffrey Smith	-	-	-	-
Kevin Connolly	-	-	-	-
Termination Without Cause or Resignation for Good Reason:
Michael Marquard	560,000	15,000	-	575,000
Jeffrey Smith	405,000	15,000	-	420,000
Kevin Connolly	267,279	-	-	267,279
Termination Without Cause or Resignation for Good Reason Upon a Change of Control:
Michael Marquard	560,000	15,000	114,127	689,127
Jeffrey Smith	405,000	15,000	75,354	495,354
Kevin Connolly	267,279	-	123,282	390,561

(1)
These amounts are based on the value of restricted shares of common stock held at December 31, 2006 that would become immediately vested upon a change of control pursuant to the applicable restricted stock grant agreement.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination, including accrued vacation pay, distributions of plan balances under the 401(k) Plan and payments of amounts under disability insurance policies.

For a discussion of the payments made to Steven K. Budd, Stephen Cotugno, Larry Ellberger and Bernard Boyle in connection with their respective terminations of employment with the Company during 2006 and 2007, see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - Employment Agreements and Post-Termination Payments - Former Executives.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee Charter provides that the Audit Committee must review and approve or disapprove all proposed related party transactions, including all transactions required to be disclosed by applicable SEC disclosure rules. When reviewing and evaluating a related party transaction, the Audit Committee may consider, among other things, any effect a transaction may have upon a director’s independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in an arm’s length transaction with an unrelated third party, the commercial reasonableness of the transaction, the transaction’s benefit to the Company and any other matters the Audit Committee deems appropriate. Our management will notify the Audit Committee of new proposed related party transactions of which they become aware and any material changes to any previously approved or ratified related party transactions.

Peter Dugan, the son of John P. Dugan, the chairman of our Board of Directors, is employed by us as Executive Director, Business Development. In 2006, compensation paid or accrued to Peter Dugan was $134,342.

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

ADDITIONAL INFORMATION

Householding

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker. If you would like to receive a separate copy of this year’s Proxy Statement or Annual Report, please contact us by writing to Jeffrey Smith, Executive Vice President, Chief Financial Officer and Treasurer, PDI, Inc., Saddle River Executive Centre, 1 Route 17 South, Saddle River, New Jersey 07458, or calling him at 1-800-242-7494.

Stockholder Proposals for the 2008 Annual Meeting

Stockholders interested in presenting a proposal for consideration at the annual meeting of stockholders in 2008 must follow the procedures found in Rule 14a-8 under the Exchange Act and our bylaws. To be eligible for inclusion in our proxy materials relating to our 2008 annual meeting of stockholders, all qualified proposals must be received by our Corporate Secretary no later than January 2, 2008. Stockholder proposals submitted more than thirty but less than sixty days before the scheduled date of our 2008 annual meeting may be presented at the annual meeting if such proposal complies with our bylaws, but will not be included in our proxy materials. A stockholder’s notice must set forth, as to each proposed matter: (i) as to each person whom the stockholder proposes to nominate for election to the Board of Directors, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder; (ii) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment; (iii) the name and address, as they appear on our books, of the stockholder proposing such business; (iv) the number of shares of Company common stock which are beneficially owned by such stockholder; (v) a representation that the stockholder is a holder of record of shares of the Company’s common stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business; and (vi) any financial interest of the stockholder in such proposal or nomination.

Proxy Materials

We will mail our 2006 Annual Report, this Proxy Statement and the accompanying proxy card to stockholders beginning on or about May 2, 2007. The Annual Report and Proxy Statement will also be available on the Internet at www.pdi-inc.com. The Annual Report is not part of our proxy soliciting materials.

Availability of Report on Form 10-K

We will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, including the financial statements and financial statement schedules included therein. All such requests should be directed to Jeffrey Smith, Executive Vice President, Chief Financial Officer and Treasurer, PDI, Inc., Saddle River Executive Centre, 1 Route 17 South, Saddle River, New Jersey 07458.

By order of the Board of Directors,

Kerry Skolkin,
Vice President,
Associate General Counsel and
Corporate Secretary

April 30, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

PDI, INC.

June 5, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER	
ACCOUNT NUMBER	

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

20330000000000000000 9 060507

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of three Class I Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ John P. Dugan
- ○ Dr. Joseph T. Curti
- ○ Stephen Sullivan

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of Ernst & Young LLP as independent registered public accounting firm for fiscal 2007.	☐	☐	☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

PDI, INC.

June 5, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330000000000000000 9 060507

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1. Election of three Class I Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ John P. Dugan
- ○ Dr. Joseph T. Curti
- ○ Stephen Sullivan

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Ratification of Ernst & Young LLP as independent registered public accounting firm for fiscal 2007.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

PDI, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 5, 2007

The undersigned stockholder of PDI, Inc. (the "Company") hereby appoints John P. Dugan and Michael J. Marquard and each of them acting singly, with power of substitution, the attorneys and proxies of the undersigned and authorizes them to represent and vote on behalf of the undersigned, as designated, all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 5, 2007, and at any adjournment or postponement of such meeting for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that properly come before the Annual Meeting of Stockholders of the Company, in accordance with and as described in the Notice of Annual Meeting of Stockholders and the Proxy Statement. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If this proxy is returned without direction being given, this proxy will be voted FOR all proposals.

(IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)

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